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                                                                  Exhibit 10.12



                        Service Merchandise Company, Inc.
                         7100 Service Merchandise Drive
                               Brentwood, TN 37027

                                 January 7, 1999



Gary M. Witkin
1235 Hidden Valley Road
Brentwood, TN 37027

Dear Gary:

         This letter agreement (the "Agreement") sets forth our mutual agreement concerning your resignation as a director, executive officer and employee of Service Merchandise Company, Inc., a Tennessee corporation (the "Company").

         1. Resignation. Your employment with the Company and its affiliates will terminate in all capacities as of January 7, 1999 (the "Effective Date"). In that regard, you hereby resign, effective as of the Effective Date, from your positions as President and Chief Executive Officer and a director of the Company and from all other officer, directorships and positions that your currently hold with the Company or any of its subsidiaries or affiliates.

         2. Severance Benefits. The Company will provide you with the following severance payments and benefits.

           (a) Salary Continuation. The Company will pay you an amount equal to $1,545,260 which will be paid in a lump sum on January 12, 1999. The Company will pay you an additional amount equal to $772,630 which will be paid in a lump sum on the day following the expiration of the Revocation Period (as defined below).

           (b) Continuation of Health Insurance. The Company will reimburse you for (or at its option pay directly) the premium paid by you for continued coverage for you (and any of your dependents covered by the Company's health care plans as of the Effective Date) under the Company's health care plans pursuant to COBRA (or any other mandatory health care continuation law then in effect); such coverage then begin substantially similar to that provided by the Company to its senior executives and their eligible dependents, subject to the following terms and conditions:

               (i) You will be entitled to the reimbursement (or direct payment by the Company) provided hereunder for the period commencing on the Effective Date and




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         ending on the earlier of (I) the second anniversary of the Effective
         Date, or (II) the date you become eligible to receive any health care coverage from another employer that does not contain any exclusion or limitation with respect to any pre-existing condition of your's or your covered dependents;

                      (ii) If you (or your dependents covered by the Company's health care plans as of the Effective date) elect not to continue coverage under COBRA (or any other mandatory health care continuation law then in effect) or are not eligible to continue coverage under such law and are otherwise eligible for the benefits provided under this subparagraph (b), the Company will reimburse you for the cost of purchasing substantially similar coverage or a supplement required to achieve substantially similar coverage under another arrangement approved by the Company for the period described in clause (i) above; provided, however, that such reimbursement will be limited to the then current premium charged by the Company to others for substantially similar coverage under COBRA (or any other mandatory health care continuation law then in effect). You agree to notify the Company promptly in writing in the event you become eligible for coverage under another employer's health care plan.

                  (c) Retirement Plans. You will be entitled to receive your vested accrued benefits under the Company's Savings and Investment Plan (the "Savings Plan"), in accordance with the terms and conditions of the Savings Plan.

                  (d) Automobile. The Company will transfer to you on the day following the expiration of the Revocation Period the certificate of title (free and clear of liens and encumbrances) to the Porsche automobile currently provided to you by the Company for your business and personal use. You acknowledge that after transfer of the title of the automobile to you, the Company will no longer be responsible for the vehicle in any manner and you will be responsible for all costs associated with the vehicle from the date of transfer forward.

                  (e) Accrued Compensation. You will be entitled to receive (i) your accrued but unpaid base salary for periods through the Effective Date, (ii) payment for any unused vacation in accordance with the Company's vacation policy and (iii) reimbursement for any business expenses incurred by you for periods through the Effective Date in accordance with Company policy.

                  (f) No Other Compensation or Benefits. Except as otherwise specifically provided herein, you will not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit programs or arrangements of the Company or any of its subsidiaries or affiliates (including, without limitation any compensation or benefits under any severance plan, program or arrangement) on or after the Effective Date.

         3. Company Restricted Stock. You will forfeit as of the Effective Date without any payment therefor any shares of restricted stock of the Company ("Restricted Stock") that were granted to you pursuant to the Amended and Restated Employment Agreement dated as of December 16, 1998 (the "Employment Agreement") between you and the Company, the Company's



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Amended and Restated 1989 Employee Stock Incentive Plan (the "1989 Plan") or any
other plan or agreement, which shares of Restricted Stock have not vested as of the Effective Date. Your shares of Restricted Stock that have vested as of the Effective Date will be retained by you in accordance with their terms.

         4. Company Stock Options. Your options to purchase shares of the Company's common stock, whether or not vested as of the Effective Date, will be forfeited as of the Effective Date without any payment therefor.

         5. Restrictive Covenants. Your covenants contained in Sections 4.5 and
4.6 of the Employment Agreement are incorporated herein by reference as if such covenants were set forth herein in full.

         6. Cooperation. From and after the date hereof, you will (i) cooperate in all reasonable aspects (after taking into account any employment obligations you may have) with the Company and its affiliates and their respective directors, officers, attorneys and experts in connection with the conduct of any action, proceeding, investigation or litigation involving the Company or any of its affiliates, including any such action, proceeding, investigation or litigation in which you are called to testify and (ii) promptly respond to all reasonable requests by the Company and its affiliates relating to information concerning actual or prospective customers of the Company which may be in your possession. The Company will reimburse you for any reasonable out-of-pocket expenses incurred by you in connection with your compliance with this Section 6, provided that such expenses have been approved in writing in advance by the Chief Executive Officer of the Company.

         7. Return of Property. On or prior January 11, 1999, you will surrender to the Company all property of the Company and its affiliates in your possession and all property made available to you in connection with your employment by the Company, including, without limitation, any and all records, manuals, customer lists, notebooks, computers, computer programs and files, papers, electronically stored information and documents kept or made by you in connection with your employment.

         8. Breach of Agreement. Without intending to limit the remedies available to the Company, you acknowledge that any breach by you of any provision of Section 5 or 6 of this Agreement or Sections 4.5 or 4.6 of the Employment Agreement may result in material and irreparable injury to the Company and its subsidiaries and affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such breach or threat thereof, the Company will be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining you from engaging in activities prohibited by
Section 5 or 6 of this Agreement or Section 4.5 or 4.6 of the Employment Agreement. In addition to the foregoing, in the event of any material breach by you of any provision of Section 4.6(b) of the Employment Agreement, which breach, if susceptible to cure, is not cured by you within 10 days following written notice from the Company detailing such breach, in addition to any other remedies available to the Company, the Company will have the right to immediately



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institute suit against you for the return of up to $772,630 of the payments and benefits provided to you hereunder.

         9. Release.

            (a) General Release. (a) In consideration of the payments and benefits provided to you under this Agreement, you hereby release and forever discharge the Company, its subsidiaries and affiliates and each of their respective officers, employees, directors and agents from any and all claims, actions and causes of action (collectively, "Claims"), including, without limitation, any Claims arising under any applicable federal, state, local or foreign law, that you may have, or in the future may possess, arising out of (x) your employment relationship with and service as a director, employee or officer of the Company or any of is subsidiaries or affiliates, and the termination of such relationship or service, or (y) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the release set forth in this Section 9(a)(i) will not apply to (A) the obligations of the Company under this Agreement and (B) the obligations of the Company and its subsidiaries to continue to provide director and officer indemnification, including, without limitation, under the provisions of the Indemnification Agreement dated as of November 28, 1994 (the "Indemnification Agreement") between you and the Company. You further agree that the payments and benefits described in this Agreement will be in full satisfaction of any and all claims for payments or benefits, whether express or implied, that you may have against the Company or any of its subsidiaries or affiliates arising out of your employment relationship, your service as a director, employee or officer of the Company or any of its subsidiaries or affiliates and the termination thereof.

            (ii) The Company and its subsidiaries and affiliates hereby release and forever discharge you, your estate and your legal representatives from any and all Claims, including, without limitation, any Claims arising under any applicable federal, state, local or foreign law, that it may have, or in the future may possess, arising out of (x) your employment relationship with and service as a director, employee or officer of the Company or any of its subsidiaries or affiliates, and the termination of such relationship or service, or (y) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the release set forth in this Section 9(a)(ii) will not apply (unless the Company has actual knowledge of any of the following as of the date hereof) to (A) your obligations under this Agreement, Sections 4.5 and 4.6 of the Employment Agreement and the plans and agreements referred to herein, (B) any act or omission of yours which is in violation of any applicable civil law or regulation which is reasonably expected to result in a liability or liabilities to the Company or any of its subsidiaries or affiliates in excess of $100,000 in the aggregate, (C) any act or omission of yours which you knew or reasonably should have been expected to know would constitute a violation of any applicable criminal law or regulation and (D) any statement made by you to any governmental agency or customer, distributor or supplier of the Company or any of its subsidiaries or affiliates which you knew or reasonably should have been expected to know was materially false or misleading when it was made.

            (b) Specific Release of ADEA Claims. In consideration of the payments and benefits provided to you under this Agreement, you hereby release and forever discharge the



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Company, each of its subsidiaries and affiliates and each of their respective officers, employees, directors and agents from any and all claims, actions and causes of action that you may have as of the date you sign this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder ("ADEA"). By signing this Agreement, you hereby acknowledge and confirm the following: (i) you were advised by the Company in connection with your termination to consult with an attorney of your choice prior to signing this Agreement and to have such attorney explain to you the terms of this Agreement, including, without limitation, the terms relating to your release of claims arising under ADEA; (ii) you have been given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of your choosing with respect thereto; and (iii) you are providing the release and discharge set forth in this Section 9(b) only in exchange for consideration in addition to anything of value to which you are already entitled.

         10. Miscellaneous.

             (a) Entire Agreement. This Agreement, the Indemnification
Agreement and Sections 4.5, 4.6, 4.7 and 7.2 of the Employment Agreement set forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersede and replace any express or implied prior agreement with respect to the terms of your employment and the termination thereof which you may have had with the Company or any of its subsidiaries or affiliates (including, without limitation, all Sections of the Employment Agreement not previously referred to in this sentence). This Agreement may be amended only by a written document signed by the parties hereto.

             (b) Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Tennessee.

             (c) Withholding Taxes. Any payments made or benefits provided to you under this Agreement will be reduced by any applicable withholding taxes.

             (d) Legal Fees. The Company will reimburse you for any reasonable legal fees incurred by you in connection with the review and negotiation of this Agreement, up to a maximum of $10,000 in the aggregate.

             (e) Notices. Any notices required or made pursuant to this Agreement will be in writing and will be deemed to have been given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, as follows:

             if to Gary M. Witkin:
             1235 Hidden Valley Road
             Brentwood, TN 37027




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             with a copy to:
             Mark Manner
             Harwell Howard Hyne
             Gabbert & Manner, P.C.
             1800 First American Center
             315 Deaderick Street
             Nashville, TN 37238

             if to the Company:

             Service Merchandise Company, Inc.
             7100 Service Merchandise Drive
             Brentwood, Tennessee 37027
             Attn: General Counsel

             with a copy to:

             Jeffrey P. Crandall
             Shearman & Sterling
             599 Lexington Avenue
             New York, NY 10022

or to such other address as either party may furnish to the other in writing in accordance with this Section 10(e). Notices of change of address will be effective only upon receipt.

         11. Revocation. This Agreement may be revoked by you within the 7-day period commencing on the date you sign this Agreement (the "Revocation Period"). In the event of any such revocation by you, all obligations of the Company under this Agreement will terminate and be of no further force and effect as of the date of such revocation, and you will be obligated to promptly repay or return any payments or benefits provided to you under this Agreement; provided, however, that you will not be obligated to repay any amounts paid to you pursuant to the first sentence of Section 2(a) of this Agreement if you waive any rights you may obtain as a result of such revocation to receive any payments under Section 4.2(a)(i) of the Employment Agreement. No such revocation by you will be effective unless it is in writing and signed by you and received by the Company prior to the expiration of the Revocation Period.



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                                      SERVICE MERCHANDISE COMPANY, INC.



                                      By: /s/ C. Steven Moore
                                          ------------------------------------
                                          Name: C. Steven Moore
                                          Title: V.P., General Counsel


Accepted and Agreed



/s/ Gary M. Witkin
------------------------------
Gary M. Witkin

Dated: January 11, 1999



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